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                                                                     EXHIBIT 5.1


                                September 5, 1997

The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts  01701

Ladies and Gentlemen:

      This opinion is furnished to you in connection with your registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 9,000,000 shares of common stock, $1.00 par value per share (the "Common Stock"), of The TJX Companies, Inc., a Delaware corporation (the "Company"), issuable pursuant to The TJX Companies, Inc. 1986 Stock Incentive Plan (the "Plan").

      We have acted as counsel for the Company in connection with certain matters relating to the Plan and are familiar with the actions taken by the Company in connection therewith. For purposes of this opinion we have examined the Registration Statement, the Plan and such other documents as we have deemed appropriate.

      Based upon the foregoing, we are of the opinion that (i) the Common Stock has been duly authorized and (ii) the Common Stock, when issued and sold in accordance with the terms of the Plan, will have been validly issued and will be fully paid and non-assessable.

      We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                                      Very truly yours,


                                                      /s/ Ropes & Gray
                                                      Ropes & Gray